EXHIBIT (9)

The Company You Keep®

NEW YORK LIFE INSURANCE COMPANY

51 Madison Avenue

New York, NY 10010

Tel: (212) 576 6973

Fax: (212) 576-8339

E-mail: tenglish@nyl.com

THOMAS F. ENGLISH

Senior Vice President, Deputy General Counsel & Chief

Insurance Counsel

VIA EDGAR

February 2, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:	NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

VARIABLE ANNUITY SEPARATE ACCOUNT-III

INVESTMENT COMPANY ACT FILE NUMBER: 811-08904

SECURITIES ACT FILE NUMBER: 333-156018

Ladies and Gentlemen:

This opinion is furnished in connection with the filing by New York Life Insurance and Annuity Corporation (“NYLIAC”) of Post-Effective Amendment No. 22 to the registration statement on Form N-4 (“Registration Statement”) under the Securities Act of 1933, as amended, of NYLIAC Variable Annuity Separate Account–III (“Separate Account–III”). Separate Account-III receives and invests premiums allocated to it under individual New York Life flexible premium variable annuity policies (“Annuity Contracts”). The Annuity Contracts are offered in the manner described in the Registration Statement.

NYLIAC is a wholly-owned subsidiary of New York Life Insurance Company (“NYL”). My professional responsibilities at NYL include the provision of legal advice to NYLIAC. Also, I am Senior Vice President and Chief Legal Officer of NYLIAC.

In connection with this opinion, I have made such examination of the law and have examined such corporate records and such other documents as I consider appropriate as a basis for the opinions hereinafter expressed. On the basis of such examination, it is my opinion that:

1.	NYLIAC is a corporation duly organized and validly existing under the laws of the State of Delaware.

2.	Separate Account-III is a separate account established and maintained by NYLIAC pursuant to Section 2932 of the Delaware Insurance Code, under which the income, gains and losses, realized or unrealized, from assets allocated to Separate Account-III shall be credited to or charged against Separate Account-III, without regard to other income, gains or losses of NYLIAC.

3.	The Annuity Contracts have been duly authorized by NYLIAC and, when sold in jurisdictions authorizing such sales, in accordance with the Registration Statement, will constitute validly issued and binding obligations of NYLIAC in accordance with their terms.

4.	Each owner of an Annuity Contract will not be subject to any deductions, charges, or assessments imposed by NYLIAC, other than those provided in the Annuity Contracts.

I consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Thomas F. English
Thomas F. English
Senior Vice President, Deputy General Counsel and Chief Insurance Counsel